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                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549


                                  FORM 8-K


                               CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                                  May 9, 1996



                  MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC.
                  -------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                                    GEORGIA
                                    -------
                 (State or other jurisdiction of incorporation)



         0-22458                                               58-1949379
         -------                                               ----------
(Commission File Number)                                   (I.R.S. Employment
                                                            Identification No.)



                      5895 Windward Parkway, Suite 220
                       Alpharetta, Georgia 30202-4182
                       ------------------------------
                   (Address of principal executive office,
                             including zip code)



      Registrant's Telephone number, including area code:  (770) 442-6640




Form 8-K
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Page 2


Item 5
            At the May 9, 1995 Annual Meeting, the shareholders approved, for a period of one year, any Board approved sales by the Company of common stock (or securities convertible into or exercisable for common stock): (a) in amounts which may equal (or may result in the issuance of) 20% or more of the Company's common shares outstanding before any such sale, and (b) at a price that is less than the greater of book or market value of the Company's common stock at the time of such sale. Shareholders also ratified all such previous sales.

            This proposal was considered in response to an indication by the Nasdaq National Market Inc. ("Nasdaq") that the Company was in violation of a NASD By-Law which would affect the continued listing of the Company's common stock on the Nasdaq National Market System. Nasdaq has taken the position that: (a) certain of the Company's outstanding convertible securities have been converted or could hypothetically be converted into common stock at a share price below book or market value of the Company's common stock at the time of issuance of the securities, and (b) the conversion of these securities have been or could hypothetically be in an amount equaling 20% or more of the common shares outstanding at the time of issuance of the securities. Therefore, Nasdaq has concluded the Company is in violation of NASD rules requiring shareholder approval of such sales.

Item 7      Exhibits

            (c) 99.1 Press Release

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchanges Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                     MOUNTASIA ENTERTAINMENT
                                     INTERNATIONAL, INC.
                                     (Registrant)





Date:  May 15, 1995                  By:  /s/ Ann C. Travis
                                          -------------------------------------
                                          Ann C. Travis
                                          Vice President Finance